Exhibit 10.20

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

LEVEL 3 COMMUNICATIONS, LLC,

ICG TELECOM GROUP, INC.,

and

ICG COMMUNICATIONS, INC.

Dated as of April 1, 2004

i

ii

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of April 1, 2004 (“Purchase Agreement”), among Level 3 Communications, LLC, a Delaware limited liability company (“Level 3” or the “Buyer”), ICG Communications, Inc. (“Parent”), a Delaware corporation, ICG Telecom Group, Inc., a Colorado corporation (the “Company” and, together with the Parent, the “Sellers”).

Recitals

WHEREAS, the Company is engaged in the Business (as defined in Article X hereof);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, certain of the Sellers’ assets used or held for use in the conduct of the Business;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Purchase Agreement, and intending to be legally bound hereby, the parties hereto do hereby agree as follows.

ARTICLE I
THE PURCHASE

SECTION 1.01     Sale and Purchase of the Acquired Assets.

Upon the terms and subject to the conditions of this Purchase Agreement, the Sellers shall sell, transfer, assign, convey and deliver to the Buyer (or Buyer’s designated assignee, as hereinafter provided), free and clear of any Encumbrances, and the Buyer shall purchase and acquire from the Sellers, all of their right, title to and interest in and to the following assets and properties (collectively, the “Acquired Assets”), as the same may exist on the date of conveyance thereof to Buyer:

(a)                                  all Customer Contracts set forth on Schedule 1.01(a) (the “Assumed Customer Contracts”);

(b)                                 all Numbers used by Sellers in the conduct of the Business, except for the Excluded Numbers, including, without limitation, all Numbers delineated on Schedule 1.01(b), which Numbers shall be conveyed to Buyer through local number portability or “LNP,” or, at Buyer’s option, by assignment directly to Buyer (which assignment Sellers shall use all reasonable efforts to effect);

(c)                                  the equipment delineated on Schedule 1.01(c), which such equipment includes all of the network access servers, or NAS equipment, owned by Sellers and used, contemplated to be used, or held for use, solely in the Business  (“Purchased Equipment”);

(d)                                 subject to Section 1.05, all accounts receivable arising from the Assumed Customer Contracts with respect to services provided on or after the Closing Date, including (i) all trade accounts receivable and other rights to payment from customers of the Sellers under the Assumed Customer Contracts and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Sellers under the Assumed Customer Contracts, (ii) all other accounts or notes receivable of the Sellers under the Assumed Customer Contracts and all deposits with respect to such accounts or notes receivable, (iii) any claim, remedy or other right related to any of the foregoing (“Receivables”), and (iv) reciprocal compensation, if any, with respect to each Number from and after the applicable Effective Date for such Number;

(e)                                  all books and records to the extent related to the Acquired Assets (“Books and Records”), including, without limitation, client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, environmental Records, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records;

(f)                                    all claims of Sellers against third parties arising on and after the Closing Date relating to the Acquired Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent; and

The Acquired Assets shall include such other contracts or assets as requested by Buyer and which the Sellers and the Buyer reasonably determine are necessary for the Buyer’s operation of the Business after the Closing Date, as the Sellers and the Buyer may agree in writing by amendment to the schedules hereto.

SECTION 1.02     Excluded Assets.

Except as set forth in Section 1.01, none of the Sellers shall sell, transfer, assign, convey or deliver to the Buyer any of its right, title to or interest in or to any of its assets or properties (those assets and properties not conveyed by the Sellers shall be referred to herein, collectively, as the “Excluded Assets”).  Excluded Assets are not part of the sale and purchase contemplated by this Purchase Agreement, are excluded from the Acquired Assets and shall remain the property of the Sellers after the Closing Date.  Excluded Assets include, without limitation, the following:

(a)                                  all assets that relate exclusively to any business of the Sellers other than the Business, and any other assets of any of the Sellers if such assets relate to any business other than the Business;

(b)                                 any contract, agreement, or arrangement not expressly assumed by Buyer in writing;

(c)                                  all Customer Contracts except for Assumed Customer Contracts (the “Excluded Customer Contracts”), including, without limitation, those set forth on Schedule 1.02(c);

(d)                                 the Sellers’ names and all related or associated trade names, trade name rights, trademarks, trademark rights, service marks and copyrights and all registrations and applications pending therefor;

(e)                                  all cash, cash deposits, performance bonds, and other cash equivalents of the Sellers;

(f)                                    subject to Section 1.05, all Receivables with respect to services provided under the Assumed Customer Contracts prior to the Closing Date;

(g)                                 all equipment, gear, facilities, contracts and other rights (other than the Purchased Equipment, the Numbers and the Assumed Customer Contracts) held by Sellers and used to deliver services to customers under the Assumed Customer Contracts;

(h)                                 all rights to refunds of Taxes paid by the Sellers;

(i)                                     all Excluded Numbers;

(j)                                     all reciprocal compensation payable with respect to each Excluded Number and with respect to each Retained Number until the applicable Effective Date of each such Retained Number; and

(k)                                  all consideration received by, and all rights of, the Sellers pursuant to this Purchase Agreement.

SECTION 1.03     Limited Assumption of Liabilities.

Buyer is not acquiring or otherwise assuming any Liability of Sellers with respect to the Business or otherwise, except for any Liability under the Assumed Customer Contracts that arises from Buyer’s obligations under the Assumed Contracts on and after the Closing Date.  Buyer shall assume and thereafter pay, perform and discharge, and shall from and after the applicable date of conveyance of the Acquired Assets indemnify, defend and hold the Sellers harmless from, any Liability under the Assumed Customer Contracts that arises from Buyer’s obligations under the Assumed Customer Contracts on and after the Closing Date (collectively, the “Assumed Liabilities”).  Such indemnity by the Buyer shall survive the Closing.

SECTION 1.04     Excluded Liabilities.

(a)           Notwithstanding the provisions of Section 1.03 or any other provision of this Purchase Agreement to the contrary, the Buyer shall not and does not assume, agree to pay, perform or discharge any of the Liabilities of the Sellers or the Business other than the Assumed Liabilities (those Liabilities not assumed by the Buyer shall be referred to herein, collectively, as the “Excluded Liabilities”).  The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Sellers, and the Sellers shall from and after the Closing Date indemnify, defend and hold the Buyer harmless therefrom.  Such indemnity by the Sellers shall survive the Closing.

(b)           Excluded Liabilities shall include, without limitation:

(i)                                     any Liabilities of the Sellers associated with or arising out of any business other than the Business;

(ii)                                  any Liabilities with respect to the Business or otherwise incurred by any of the Sellers for goods or services provided prior to the Closing Date (including liabilities for service credits claimed under Assumed Customer Contracts relating to service issues experienced prior to the Closing Date);

(iii)                               any Liabilities for Taxes (regardless of whether such Taxes are reserved) owed or required to be remitted by any of the Sellers in respect of any periods prior to or after the date of conveyance of the Acquired Assets to Buyer;

(iv)                              any employee-related Liabilities, including, without limitation, any liability or obligation under any employee compensation plan or other arrangement or collective bargaining agreement or other labor contract associated with any employee of the Business or any Seller;

(v)                                 any Liabilities of the Sellers arising under any credit agreement, credit facility, loan agreement or indenture;

(vi)                              any Environmental, Health and Safety Liabilities arising out of or relating to the operation of the Business by the Sellers or the current or former leasing, ownership or operation of real property by the Sellers in connection with the Business;

(vii)                           any Liabilities arising under or relating to any contract, arrangement or undertaking of the Sellers which is not an Assumed Customer Contract (including, but not limited to, the Excluded Customer Contracts);

(viii)                        any Liability with respect to any Accounts Payable of Sellers;

(ix)                                any Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee, agent or Affiliate of either Seller;

(x)                                   any Liabilities to distribute to any of the Sellers’ shareholders, or otherwise apply all or any part of the consideration received by the Sellers under this Purchase Agreement;

(xi)                                any Liability relating to or arising in respect of the ownership or operation of any Excluded Asset;

(xii)                             any Liabilities of the Sellers under this Purchase Agreement or any other document executed by the Sellers in connection with any of the transactions contemplated by this Purchase Agreement; and

(xiii)                          any Losses or Liabilities arising from or relating to any claim or allegation brought by any stockholder of Parent in connection with or involving the transactions contemplated by this Purchase Agreement.

SECTION 1.05     Proration of Receivables.

(a)                                  To the extent any Receivable under an Assumed Customer Contract relates in part to goods or services provided before the Closing Date and in part to goods or services provided after the Closing Date, each such Receivable (i) with respect to a customer that is invoiced at a flat rate based on number of ports used in the billing cycle, shall be proportioned as of 12:01 a.m., Mountain Time, on the Closing Date (the “Proration Time”), based on the number of calendar days in the relevant billing cycle to which the Receivable relates for which the Buyer, on the one hand, provided goods or services after the Proration Time, including the day of Closing (the “Buyer’s Receivables”), which shall be apportioned to the Buyer, and for which the Sellers, on the other hand, provided goods or services prior to the Proration Time, excluding the day of Closing, (the “Sellers’ Receivables”), which shall be apportioned to the Sellers, and (ii) with respect to a customer that is invoiced based on actual usage during the billing cycle, based on actual usage, pursuant to which usage by the customer before the Proration Time shall be Sellers’ Receivables and usage from and after the Proration Time shall be Buyer’s Receivables.

(b)                                 Sellers shall bill customers with respect to Receivables that would be invoiced in April 2004 in accordance with its normal billing practices in the ordinary course of business only (i) for March 2004 port usage for customers invoiced based on actual usage and (ii) for March 2004 port fees for customers that are invoiced in arrears at a flat rate per port based on number of ports used.  Buyer shall bill customers with respect to Receivables that would be invoiced in April 2004 for April 2004 port fees for customers that are invoiced in advance at a flat rate per port based on number of ports used.  Buyer shall also bill customers with respect to Receivables that would be invoiced in May 2004 in accordance with its normal billing practices in the ordinary course of business (i) for April 2004 port usage for customers invoiced based on actual usage, (ii) for April 2004 port fees for customers that are invoiced in arrears at a flat rate per port based on number of ports used, and (iii) for May 2004 port fees for customers that are invoiced in advance at a flat rate per port based on number of ports used.  The Sellers, on the one hand, and the Buyer, on the other hand, shall be entitled to collect and retain those funds so collected with respect to the Receivables for which it is obligated to bill customers pursuant to this Section 1.05(b), subject to adjustment of the Purchase Price in accordance with Sections 1.05(a) and 1.07.

(c)                                  From and after the Closing Date, (i) Buyer shall, within five (5) business days, remit to Sellers any monies, checks or instruments of payment received from customers that reference or otherwise relate to invoices sent by Sellers pursuant to Section 1.05(b) and (ii) Sellers shall, within five (5) business days, remit to Buyer any monies, checks or instruments of payment received from customers that reference or otherwise relate to invoices sent by Buyer pursuant to Section 1.05.

SECTION 1.06     Consents of Third Parties.

To the extent required by any Assumed Customer Contract and with respect to each Key Customer Contract, the Sellers shall seek the consent of the parties (other than the Sellers) to each such Assumed Customer Contract with respect to the assignment of such Assumed Customer Contract to the Buyer.  Notwithstanding anything in this Purchase Agreement to the contrary, to the extent the assignment of any Assumed Customer Contract shall require, in the Buyer’s reasonable judgment, the consent of any party, this Purchase Agreement shall not constitute a breach thereof or create rights in others not desired by the Buyer.  During the Closing Period, the Sellers covenant and agree that they shall each use commercially reasonable efforts to obtain written, unconditional and irrevocable consents to the assignment to the Buyer of each such Assumed Customer Contract from all parties (other than the Sellers) to such Assumed Customer Contract, (each such consent, which shall be in form and substance reasonably acceptable to Buyer, shall be referred to herein as a “Third Party Consent”).  At the request of the Sellers, the Buyer shall use its commercially reasonable efforts to assist the Sellers in such undertaking.

SECTION 1.07     Purchase Price.

The Purchase Price is $35 million (“Purchase Price”), adjusted and payable as follows:

(a)                                  Adjustments:  The Purchase Price shall be adjusted (the “Net Adjustment”) in connection with the distribution of the Holdback pursuant to Section 1.07(c) as follows (as adjusted, the “Adjusted Purchase Price”):

(i)                                     The Purchase Price shall be reduced by the amount of Buyer’s Receivables which are invoiced by Sellers, regardless of whether such Buyer’s Receivables are collected by Sellers.

(ii)                                  The Purchase Price shall be increased by the amount of Sellers’ Receivables which are invoiced by Buyer regardless of whether such Sellers’ Receivables are collected by Buyer.

(iii)                               The Purchase Price shall be decreased by the amount of customer service credits and customer deposits assumed by Buyer.

(b)                                 Closing Date Payment:  All of the Purchase Price except $10 million (the “Holdback”) shall be paid by Buyer to the Company at Closing in immediately available funds by wire transfer to an account designated by Company to Buyer in writing prior to the Closing Date.

(c)                                  Holdback:  The Holdback shall secure Sellers’ performance of this Purchase Agreement and the Seller Ancillary Agreements.  In the event Buyer suffers a Loss, or reasonably believes that it will suffer, a Loss, Buyer shall have the right to offset the amount of such Loss (or Buyer’s reasonable estimate thereof) from the Holdback to the extent it is or believes it may reasonably be entitled to indemnification for such Loss under Article VIII of this Agreement.  On the date three months after the Closing Date, Buyer shall pay Sellers $5 million of the Holdback (i) less any amount offset for Losses pursuant to Section 8.02(h) to the extent it is or believes it may reasonably be entitled to indemnification for such Losses under the terms of Article VIII of this Purchase Agreement, and (ii) further adjusted up or down to reflect the Net Adjustment, in immediately available funds by wire transfer to an account designated by Sellers to Buyer in writing prior thereto.  On the date six months after the Closing Date, Buyer shall pay Sellers the remaining amount of the Holdback, (i) after adjustment pursuant to the prior sentence, (ii) less any additional amounts offset for Losses pursuant to Section 8.02(h), to the extent Buyer is or believes it may reasonably be entitled to indemnification for such Losses under the terms of Article VIII of this Purchase Agreement, and (iii) further adjusted up or down to reflect any additional Net Adjustment, in immediately available funds by wire transfer to an account specified by Sellers to Buyer in writing prior to the date thereof.

SECTION 1.08     Allocation of Purchase Price.

The Adjusted Purchase Price and other relevant items shall be allocated among the Acquired Assets in accordance with the rules of Section 1060 of the Code and Treasury Regulations thereunder.  Such allocation shall be set forth on a schedule which shall be prepared jointly and in good faith by the Buyer and Sellers within 75 days following the payment of the Holdback.  All allocations contained in such schedule shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local Law and all relevant Tax Returns, subject to adjustment to reflect (x) the Sellers’ selling expenses as a reduction of sales proceeds, and (y) the Buyer’s acquisition expenses as an addition to the Adjusted Purchase Price.

SECTION 1.09     The Closing.

(a)           Subject to the terms and conditions of this Purchase Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable (but, in any event, within two business days) after the satisfaction or, if permissible, the waiver of the conditions set forth in Article VI hereof (other than conditions which by their terms are to be satisfied at the Closing) (the “Closing Date”), at the offices of Otten, Johnson, Robinson, Neff & Ragonetti, P.C., 950 Seventeenth Street, Suite 1600, Denver, Colorado, unless another date or place is agreed to in writing by the parties hereto.

(b)           At the Closing, (i) Company shall deliver to the Buyer duly executed instruments of transfer and assignment of the Assumed Customer Contracts that, taken together with any necessary consents of third parties in connection with such transfer and assignment, will be sufficient to vest in the Buyer the interests in the Assumed Customer Contracts; (ii) Company shall convey such of the Numbers as it can through the consummation of any LNP arrangements which have, as of the Closing Date, been finalized; (iii) the Buyer shall deliver to Company duly executed instruments of assumption evidencing the assumption by the Buyer of the Assumed Customer Contracts in accordance with the terms of this Purchase Agreement; (iv) Company shall deliver to the Buyer duly executed instruments of transfer and conveyance of the Purchased Equipment; and (v) Company shall deliver to the Buyer duly executed instruments of transfer, assignment, and conveyance of all other Acquired Assets.  The Buyer and Sellers shall bear equally the cost of any documentary, stamp, sales, excise, transfer, gross receipts or other Taxes (other than Income Taxes) payable in respect of the sale of the Acquired Assets. The Sellers shall, subject to the Buyer’s review and consent, which consent shall not be unreasonably withheld, pay such Taxes to the applicable Taxing authority and prepare and file all Tax Returns with respect to such Taxes, and Buyer shall, promptly after receipt of evidence of Sellers’ payment thereof, reimburse Sellers for its half of such Taxes.

(c)           At the Closing, the Buyer and the Sellers shall execute (i) a transition services agreement (the “Transition Services Agreement”) substantially in the form set forth as Exhibit A hereto, and (ii) a non-competition agreement (the “Non-Competition Agreement”) substantially in the form set forth as Exhibit B hereto.

(d)           At the Closing, the Sellers shall deliver to the Buyer a certificate certifying the accuracy of their representations and warranties in all material respects as of the date of this Purchase Agreement and as of the Closing in accordance with Section 6.02(a) and as to their compliance with and performance of, in all material respects, their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.02(b).

(e)           At the Closing, the Buyer shall deliver to the Sellers a certificate certifying the accuracy of its representations and warranties in all material respects as of the date of this Purchase Agreement and as of the Closing in accordance with Section 6.03(a) and as to its compliance with and performance of, in all material respects, its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.03(b).

(f)            At the Closing, each Seller shall deliver to the Buyer a certificate of the secretary of such Seller certifying and attaching all requisite resolutions or actions of such Seller’s board of directors or other governing body and shareholders approving the execution and delivery of this Purchase Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of such Seller executing this Purchase Agreement and any other document executed at the Closing by such Seller.

(g)           At the Closing, the Buyer shall deliver to the Sellers a certificate of the secretary of the Buyer certifying and attaching all requisite resolutions or actions of the Buyer’s board of directors or other governing body and shareholders approving the execution and delivery of this Purchase Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of the Buyer executing this Purchase Agreement and any other document executed at the Closing by the Buyer.

(h)           At the Closing, the Sellers shall deliver to Buyer an opinion of counsel in form and substance acceptable to Buyer in its sole discretion.

(i)            At the Closing, the Sellers shall deliver all originally executed Assumed Customer Contracts.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as specifically set forth in the attached disclosure schedule delivered by the Sellers to the Buyer (the “Business Disclosure Schedule”), acknowledging that the Buyer is hereby, and in consummating the transactions contemplated hereby will be, relying thereon, hereby jointly and severally represent and warrant (which representation and warranty shall be deemed to include only the disclosures with respect to the representation and warranty so specified or specifically cross-referenced with respect to the disclosures in the Business Disclosure Schedule) to the Buyer as follows, both as of the date hereof and as of the Closing Date, unless otherwise specifically set forth herein:

SECTION 2.01     Organization; Authority; Binding Obligation.

(a)           The Business Disclosure Schedule contains a complete and accurate list of the Sellers’ respective jurisdictions of incorporation or formation and any other jurisdictions in which they are qualified to do business as a foreign corporation.  Each of the Sellers is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the full corporate or limited liability company power and authority to execute and deliver this Purchase Agreement, to carry out the transactions contemplated hereby, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Business Contracts.  Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Business Material Adverse Effect.  The execution and delivery by the Sellers of this Purchase Agreement and all other agreements, instruments or other documents to be executed by any of them in connection with any of the transactions contemplated hereby, including the Transition Services Agreement and the Non-Competition Agreement (collectively, the “Seller Ancillary Agreements”), and the consummation by the Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate or company proceedings on the part of the Sellers are necessary to authorize this Purchase Agreement and the Seller Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, including, without limitation, any consent, vote or other approval of Parent’s stockholders.  The sale of the Acquired Assets hereunder is not part of plan by Parent or its Board of Directors to sell all or substantially all of Parent’s consolidated assets.

(b)           This Purchase Agreement has been duly executed and delivered by the Sellers and constitutes a legal, valid and binding obligation of the Sellers, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 2.02     No Conflict; Required Filings and Consents.

The execution, delivery and performance by the Sellers of this Purchase Agreement and of all Seller Ancillary Agreements, and the consummation by the Sellers of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) conflict with, or violate any provision of, the certificate or articles of incorporation or formation or the bylaws or operating agreement of any of the Sellers; (ii) conflict with or violate any Law applicable to any of the Sellers; (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under any Assumed Customer Contract; (iv) result in or require the creation or imposition of any Encumbrance, or result in the acceleration of any indebtedness, of any nature upon, or with respect to, any of the Acquired Assets; (v) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Purchase Agreement other than those consents that will have been obtained as of the Closing; or (vi) result in or give rise to any penalty, forfeiture, termination, right of termination, amendment, cancellation or restriction under any Assumed Customer Contract.

SECTION 2.03     Licenses; Compliance.

(a)           Each of the Sellers is, and since January 1, 2003 has been, in possession of all Licenses necessary for it to own, lease and operate the Business and to carry on the Business as presently conducted (the “Business Licenses”), except where the failure to possess any such Business License would not reasonably be expected to have a Business Material Adverse Effect.  None of the Sellers is in violation of or default under any Business License, except for any such violation or default that would not reasonably be expected to have a Business Material Adverse Effect.

(b)           Each of the Sellers is, and since January 1, 2003 has been, in full compliance with all Laws that are applicable to the conduct or operation of the Business or the ownership or use of the Acquired Assets, except where the failure so to comply would not reasonably be expected to have a Business Material Adverse Effect.

(c)           The Sellers have not, in connection with the Business, received, since January 1, 2003, any written notice or other written communication of any actual, alleged or potential violation of, or failure to comply with, any Laws, or of any actual, alleged or potential obligation on the part of the Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except violations, failures or obligations that would not reasonably be expected to have a Business Material Adverse Effect.

(d)           All returns, reports, statements and other documents required to be filed by each of the Sellers with any Governmental Entity in connection with the Business have been filed and complied with and are true, correct and complete (and any related fees required to be paid have been paid in full), except where the failure of any of the foregoing would not reasonably be expected to have a Business Material Adverse Effect.  To the Knowledge of the Sellers, all

written Records relating to the Business Licenses or the Business have been maintained in accordance with good business practices and the rules of any Governmental Entity and are maintained at the appropriate Seller, except where the failure so to maintain would not reasonably be expected to have a Business Material Adverse Effect.

(e)           Since January 1, 2003, the Company has been the sole provider of all services to customers purchasing services from the Business, and has been the only Person that has presented bills to customers relating to the Business.

SECTION 2.04     Financial Statements and Condition

(a)           Prior to the Closing Date, Sellers have delivered to Buyer the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2003 for Parent and its subsidiaries (the “Most Recent Financial Statements”).  The Most Recent Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Parent and its subsidiaries as of such date and the results of operations of Parent and its subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Parent and its subsidiaries (which books and records are correct and complete).

(b)           Immediately after giving effect to the consummation of the transactions contemplated hereby, Parent  and its subsidiaries, will (i) be able to pay their respective debts as they become due, and their respective properties will have a fair saleable value determined on a going concern basis greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all known contingent liabilities), and (ii) have adequate capital to conduct their respective businesses.  No action has been taken nor any obligation incurred by Sellers in connection with the transactions contemplated hereby, or by any of their Affiliates at either of their direction, with the intent to hinder, delay or defraud any of their respective present or future creditors.

SECTION 2.05     Intellectual Property.

Each of the Sellers has valid right, title and interest in, or a valid and binding license or similar right to use, all material Intellectual Property used or held for use by any such Seller in connection with the Business or necessary for the operation of the Business (“Business Intellectual Property”).  None of the Sellers (a) has defaulted under any license to use Business Intellectual Property or (b) is the subject of or a party to any proceeding or litigation for infringement of any Intellectual Property in connection with the operation of the Business, other than a default, proceeding or litigation that would not reasonably be expected to have a Business Material Adverse Effect.  Sellers have no patents used in connection with the Business and, to the Knowledge of the Sellers, there are no infringements of any patents of other Persons in connection with the operation of the Business.

SECTION 2.06     Absence of Undisclosed Liabilities.

There are no Liabilities associated with or arising out of the Business conducted with the Acquired Assets other than (i) those Liabilities reflected, or reserved against, in the Most Recent

Financial Statements, (ii) Liabilities arising in accordance with the terms of the Business Contracts of a nature not required under GAAP to be reflected, or reserved against, in the Most Recent Financial Statements, and (iii) Liabilities arising after December 31, 2003 in the Ordinary Course of Business, none of which will be assumed by Buyer except to the extent any Liability under an Assumed Contract constitutes an Assumed Liability.

SECTION 2.07     Absence of Certain Changes or Events.

Since December 31, 2003, (a) there has been no adverse change, and no change except in the Ordinary Course of Business, in the business, operations or condition (financial or otherwise) of the Business, except such changes that would not reasonably be expected to have a Business Material Adverse Effect, (b) the Business has been conducted in all material respects substantially in the manner theretofore conducted and only in the Ordinary Course of Business (excluding the incurrence of reasonable and customary liabilities related to this Purchase Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby), and (c) none of the Sellers has taken any action or omitted to take any action, which, if taken or omitted after the date hereof, would violate Section 4.01, except for actions or omissions that would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 2.08     Litigation; Disputes.

There are no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the Knowledge of the Sellers, threatened against any of the Sellers in respect of the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or Governmental Entity, domestic or foreign, except for actions, suits, claims, arbitrations, proceedings or investigations that would not reasonably be expected to (i) have a Business Material Adverse Effect or (ii) prevent the consummation of the transactions contemplated hereby.  None of the Sellers is (i) operating under or subject to any order (except for orders that Persons similarly situated, engaged in similar businesses and owning similar assets are operating under or subject to), award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity, or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity, except for orders, awards, writs, injunctions, decrees, judgments or defaults that would not reasonably be expected to (iii) have a Business Material Adverse Effect or (iv) prevent the consummation of the transactions contemplated hereby.  To the Knowledge of the Sellers, no officer, director, agent or employee of a Seller is subject to any order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct or activity relating to the Business, except for orders that would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 2.09     Taxes and Tax Matters.

(a)           The Sellers have duly and timely filed all Business Tax Returns required to be filed by the Sellers and all such Business Tax Returns are true and complete in all material respects, in each case.  The Sellers have paid all Taxes with respect to the Business which are due or claimed to be due by any Taxing authority, other than those Taxes currently in good faith dispute (without regard to whether or not such Taxes are shown as due on any Business Tax Returns).

(b)           Section 2.09 of the Business Disclosure Schedule lists all Business Tax Returns that have been examined by the relevant Taxing authorities, and all deficiencies proposed as a result of such examinations, all of which have been paid.  There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Sellers, threatened in respect of any Taxes relating to the Business for which a Seller is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Sellers, threatened.

(c)           None of the Sellers is subject to a Business Contract relating to the sharing, allocation or payment of, or indemnity for, Taxes relating to the Business (other than a Business Contract the only parties to which are the Sellers).

(d)           The Sellers have complied in all material respects with all rules and regulations relating to the collection and withholding of Taxes relating to the Business.

SECTION 2.10     Disclosure Schedule Documents.

True and complete copies of all documents listed in the Business Disclosure Schedule have been made available to the Buyer prior to the execution of this Purchase Agreement.  No representation or warranty made by the Sellers in Article II of this Purchase Agreement (as qualified by the Business Disclosure Schedule) or in the Seller Ancillary Agreements, as of the date when made or deemed made for purposes of this Purchase Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be disclosed by the terms of such representation or warranty.

SECTION 2.11     Title to Assets.

Each of the Sellers has good and marketable title to or a valid leasehold interest or valid contractual right in all of the assets and properties relating to the Business which it purports to own and which are material to the Business, free and clear of all Encumbrances other than statutory liens for property Taxes on Purchased Equipment located in Arapahoe County, Colorado for the year 2000.  On the Closing Date, the Buyer will receive good and marketable title to or a valid contractual right in, all of the Acquired Assets, free and clear of all Encumbrances.  Except as set forth on Schedule 2.11, none of the Purchased Equipment is subject to any maintenance agreement or to any software license.  The Purchased Equipment includes all of the network access servers, or NAS equipment, owned by Sellers, and used, contemplated to be used, or held for use, solely in the Business.

SECTION 2.12     Scope of Business.

None of the Business is performed or provided outside of the United States.

SECTION 2.13     Insurance.

(a)           Each of the Sellers is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting business as conducted by the Sellers.  Since January 1, 2003, no Seller has received notice of cancellation or termination with respect to any material insurance policy of such Seller which has not been cured, except for notices which would not reasonably be expected to have a Business Material Adverse Effect.  The insurance policies of the Sellers are valid and enforceable policies, except to the extent that such invalidity or unenforceability would not reasonably be expected to have a Business Material Adverse Effect.

(b)           The Sellers have not received (i) any refusal of coverage or any written notice that a defense will be afforded with reservations of rights or (ii) any written notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder, except for such refusals, notices or indications that would not reasonably be expected to have a Business Material Adverse Effect.  The Sellers have paid all premiums due from the Sellers, and have otherwise performed all of their obligations, under each insurance policy relating to the Business to which a Seller is a party or that provides coverage to the Sellers, and have given notice to the insurer of all claims that may be insured thereby, except for failures to pay or give notice that would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 2.14     Certain Contracts.

(a)           The Business Disclosure Schedule sets forth a list, as of the date hereof, of all contracts, agreements and commitments which are material to the Business to which any of the Sellers is a party or by which any of the Sellers may be bound (the “Business Contracts”).  Except as set forth on Schedule 2.14, the Sellers have provided to the Buyer true, correct and complete copies of all Assumed Customer Contracts, as in effect as of the date hereof.  There are no customer contracts or other understandings or arrangements for the provision of services in the Business except as provided in the Assumed Customer Contracts and the Excluded Customer Contracts.  Except as set forth in the Business Disclosure Schedule, neither Sellers nor their Affiliates provide any services under the Assumed Customer Contracts other than dial-up Internet access.  All of the Assumed Customer Contracts are valid and in full force and effect except to the extent that such invalidity or failure to be in full force and effect would not reasonably be expected to have a Business Material Adverse Effect, and none of the Sellers, nor (to the Sellers’ Knowledge) any other Person that is a party to any Assumed Customer Contract has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Assumed Customer Contract, except for defaults which would not reasonably be expected to result in a Business Material Adverse Effect.  To the best of Sellers’ Knowledge, there is no Customer MAC threatened, proposed or pending.

(b)           There are no agreements or arrangements pursuant to which any Person is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of the Business, other than employee bonus compensation (including, without limitation, sales commission arrangements) entered into in the Ordinary Course of Business.

(c)           To Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give the Sellers or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Customer Contract, except for events or circumstances that would not reasonably be expected to have a Business Material Adverse Effect.

(d)           The Sellers have not given to or received from any other Person any written notice or other written communication (or, to Sellers’ Knowledge, oral communication) regarding any actual or alleged violation or breach of, or default under, any Assumed Customer Contract, except for notices or communications that would not reasonably be expected to have a Business Material Adverse Effect.

(e)           None of the Sellers has made any oral or written promise to modify any Assumed Customer Contract in any material respect other than in connection with the transactions contemplated by this Purchase Agreement as set forth on the Business Disclosure Schedule.

SECTION 2.15     Brokers.

Except for Gleacher Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Purchase Agreement based upon arrangements made by or on behalf of the Sellers or any of their respective Affiliates.  Buyer will not  become liable for any such fees.  Sellers shall indemnify Buyer and hold Buyer harmless from any and all fees or expenses claimed by Gleacher Partners.

SECTION 2.16     Receivables.

The Receivables, as of the Closing, will represent valid obligations arising under Assumed Customer Contracts and will relate to sales actually made or services actually performed by the Sellers in the Ordinary Course of Business.  To the Knowledge of the Sellers, there is no contest, claim, defense or right of setoff involving a material amount under any Assumed Customer Contract with any account debtor of a Receivable relating to the amount or validity of such Receivable.

SECTION 2.17     Minute Books and Financial Records.

The Sellers have provided to the Buyers all material portions of the minute books of the Sellers relating to the Business.  Those portions of the minute books of the Sellers relating to the Business are complete and accurate in all material respects.  The books of account and other financial Records of the Sellers with respect to the Business, all material portions of which have been made available to the Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

SECTION 2.18     Affiliate Transactions

Each transaction relating to the Business, between a Seller, on the one hand, and any director, officer, or employee of a Seller or a shareholder of the Parent (or any trust, partnership, limited liability company or corporation in which any of such directors, officers, employees or shareholders has or has had an interest), on the other hand, that was consummated on or after March 31, 2001 (a “Related Party Transaction”), was made on terms that are at least as favorable to such Seller as would be available with independent third parties dealing at arm’s length.  The Business Disclosure Schedule contains a list of all Assumed Customer Contracts involving a Related Party Transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

The Buyer, acknowledging that the Sellers are hereby, and in consummating the transactions contemplated hereby, relying thereon, hereby represents and warrants to the Sellers as follows, both as of the date hereof and as of the Closing Date, unless otherwise specifically set forth herein:

SECTION 3.01     Organization; Authority; Binding Obligation.

(a)           The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has the full corporate limited liability company power and authority to execute and deliver this Purchase Agreement, to carry out the transactions contemplated hereby, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Buyer Contracts.  The execution and delivery by the Buyer of this Purchase Agreement and all other agreements, instruments or other documents to be executed by the Buyer in connection with any of the transactions contemplated hereby (the “Buyer Ancillary Agreements”), and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate company proceedings on the part of the Buyer are necessary to authorize this Purchase Agreement and the Buyer Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

(b)           This Purchase Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.02     No Conflict; Required Filings and Consents.

The execution, delivery and performance by the Buyer of this Purchase Agreement and all Buyer Ancillary Agreements, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) conflict with, or violate any provision of, the certificate of incorporation or organization, the bylaws or operating agreement of the Buyer; (ii) conflict with or violate any Law applicable to the Buyer; (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract, agreement or commitment to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries may be bound (a “Buyer Contract”); (iv) result in or require the creation or imposition of any Encumbrance, or result in the acceleration of any indebtedness, of any nature upon, or with respect to, the Buyer or any of its Subsidiaries or any of their respective assets; (v) except for the obtaining of any Third Party Consents, require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Purchase Agreement; or (vi) result in or give rise to any penalty, forfeiture, termination, right of termination, amendment, cancellation, or restriction under any Buyer Contract.

SECTION 3.03     Litigation.

There are no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer or its Subsidiaries in respect of their respective businesses or assets or the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or Governmental Entity, domestic or foreign, except for actions, claims, arbitrations, proceedings or investigations that would not reasonably be expected to have a Buyer Material Adverse Effect or to prevent the consummation of the transactions contemplated hereby.  Neither the Buyer nor its Subsidiaries is (i) operating under or subject to any order (except for orders that Persons similarly situated, engaged in similar businesses and owning similar assets are operating under or subject to), award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity, or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity, except for orders, awards, writs, injunctions, decrees, judgments or defaults that would not reasonably be expected to have a Buyer Material Adverse Effect or to prevent the consummation of the transactions contemplated hereby.

SECTION 3.04     Funds.

The Buyer has available, and will have available on the dates such payments are due, funds sufficient to pay the Adjusted Purchase Price and to pay or otherwise discharge the Assumed Liabilities pursuant to Article I of this Purchase Agreement.

SECTION 3.05     Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Purchase Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01     Conduct of Business of the Sellers.

The Sellers hereby covenant and agree that, from the date of this Purchase Agreement until the Closing Date, unless expressly contemplated by this Purchase Agreement or consented to in writing by the Buyer, they will (i) carry on the Business only in the Ordinary Course of Business in all material respects and (ii) use their reasonable efforts to preserve substantially intact the business organizations and assets of the Business, to maintain the rights and franchises of the Business, to maintain the current relationships of the Business with current customers, suppliers, licensors, licensees and others having business dealings with the Business, and to keep in full force and effect liability insurance for the Business comparable in amount and scope of coverage to that currently maintained.  Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Purchase Agreement, or as consented to in writing by the Buyer (which consent will not be unreasonably withheld), from the date of this Purchase Agreement until the Closing Date, the Sellers shall not:

(a)           sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or otherwise dispose of any of the assets of the Business, except for sales or other dispositions in the Ordinary Course of Business and sales or other dispositions of any Excluded Assets (but only to the extent that such sales or other dispositions do not result in a Business Material Adverse Effect);

(b)           (i) incur by or on behalf of the Business any indebtedness for borrowed money or guarantee by or on behalf of the Business any indebtedness of another Person (other than the Sellers), guarantee by or on behalf of the Business any debt securities of another Person (other than the Sellers), enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Sellers) by or on behalf of the Business or enter into any agreement by or on behalf of the Business having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person by or on behalf of the Business other than intra-group loans, advances, capital contributions or investments between or among the Sellers and other than the extension of credit to customers of the Business in the Ordinary Course of Business;

(c)           except in the Ordinary Course of Business, waive, release or assign any material rights or claims, or modify, amend or terminate any Assumed Customer Contract;

(d)           enter into any Business Contract with a customer or vendor of the Business;

(e)           change the fundamental architecture or infrastructure of the network of the Business in any material respect; or

(f)            authorize, or commit or agree to do, any of the foregoing.

SECTION 4.02     Access and Information.

Between the date hereof and the Closing, the Sellers shall (i) afford to the Buyer and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of the properties, agreements, books, Records and personnel of the Business and (ii) furnish promptly to the Buyer all information in the Sellers’ possession concerning the business, operations, prospects, condition (financial or otherwise), assets, liabilities and personnel of the Business as the Buyer may reasonably request.  The Sellers shall not be required to provide access to or to disclose information where such access or disclosure would be prohibited or otherwise limited by any Law or agreement.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.01     Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Purchase Agreement, from the date of this Purchase Agreement until the Closing Date, the Sellers and the Buyer shall use their respective reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby as promptly as practicable, including (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Purchase Agreement, and (ii) obtaining from any Governmental Entities any Licenses or consents required to be obtained or made by the Buyer or the Sellers in connection with the authorization, execution and delivery of this Purchase Agreement and the consummation of the transactions contemplated hereby.  The Sellers and the Buyer shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated hereby.

(b)           From the date of this Purchase Agreement until the Closing Date, the Sellers and the Buyer shall each give any notices to third parties, and the Sellers and the Buyer shall use their reasonable efforts to obtain any third party consents, approvals or waivers (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Business Disclosure Schedule, or (iii) required to prevent a Business Material Adverse Effect from occurring prior to or after the Closing Date or a Buyer Material Adverse Effect from occurring prior to or after the Closing Date.

(c)           From the date of this Purchase Agreement until the Closing Date, the Sellers and the Buyer shall promptly notify each other in writing of any pending or, to the Knowledge of the Sellers or the Buyer, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of the Buyer or its Subsidiaries to own or operate all or any portion of the Business or the Acquired Assets.  The Sellers and the Buyer each shall cooperate, at their own cost and expense, with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 5.02     Updated Disclosure; Breaches.

(a)           From and after the date of this Purchase Agreement until the Closing Date, the Sellers shall promptly notify the Buyer by written update to the Business Disclosure Schedule of (i) any representation or warranty made by the Sellers in connection with this Purchase Agreement becoming untrue or inaccurate in any material respect, (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied, or (iii) the failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Purchase Agreement which would be likely to result in any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.02(a) shall not (x) cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Purchase Agreement, (y) modify the requirement that, except as expressly provided in this Purchase Agreement, representations and warranties made as of the date of this Purchase Agreement shall also be true and correct as of the Closing Date or (z) otherwise limit or affect the rights and remedies available hereunder to the Buyer; provided, further, that by participating in the Closing Buyer shall be deemed to waive any breach specified in any notice delivered pursuant to this Section 5.02(a) only to the extent that such breach results in Losses to the Buyer in excess of $250,000.

(b)           From and after the date of this Purchase Agreement until the Closing Date, the Buyer shall promptly notify the Sellers in writing of (i) any representation or warranty made by the Buyer in connection with this Purchase Agreement becoming untrue or inaccurate in any material respect, (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied, or (iii) the failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Purchase Agreement which would be likely to result in any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.02(b) shall not (x) cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Purchase Agreement, (y) modify the requirement that, except as expressly provided in this Purchase Agreement, representations and warranties made as of the date of this Purchase Agreement shall also be true and correct as of the Closing Date or (z) otherwise limit or affect the rights and remedies available hereunder to the Sellers; provided, however, that by participating in the Closing Seller shall be deemed to waive any breach specified in with any notice delivered pursuant to this Section 5.02(b) only to the extent that such breach results in Losses to Seller in excess of $250,000.

SECTION 5.03     Public Announcements.

Neither the Buyer nor the Sellers shall issue or make any press release or other public statement with respect to the transactions contemplated hereby without the prior written approval of the other, except as may be required by Law.

SECTION 5.04     Collection of Receivables; Other Assets; Payment of Current Liabilities.

The Sellers agree that, from and after the Closing, the Buyer shall, subject to Section 1.05 and Section 1.07, have the right and authority to collect for its own account or the account of its Affiliates all Receivables which are transferred and assigned to the Buyer as provided herein, and the Buyer and its Affiliates shall have the right to endorse with the name of the appropriate Seller any checks received on account of any such Receivable.  Subject to Section 1.05 and Section 1.07, the Sellers agree that they will promptly transfer and deliver to the Buyer any cash or other property which the Sellers may receive in respect of any receivables to which Buyer is entitled under the terms of this Purchase Agreement or any other Acquired Asset .  The Buyer agrees that, from and after the Closing, the Sellers shall, subject to Section 1.05 and Section 1.07, have the right and authority to collect for their own account or the account of their Affiliates all Sellers’ Receivables.  Buyer agrees that it will within five days of receipt transfer and deliver to the Sellers any cash or other property which the Buyer may receive in respect of any receivables to which Sellers are entitled under the terms of this Purchase Agreement or any other Excluded Asset.   The covenants and agreements made in this Section 5.04 shall survive the Closing.

SECTION 5.05     Mail.

The Sellers agree that, from and after the Closing, the Buyer and its Affiliates shall have the right and authority to open all mail received by the Business, even if addressed to a Seller, for processing or forwarding to the appropriate Seller.  The Buyer shall promptly forward to the Sellers any mail received by it that does not relate to the Business or that relates to any Excluded Assets or Excluded Liabilities.

SECTION 5.06     Preservation of Books and Records.

For a period of six years from the Closing Date consistent with its own records retention policy:

(a)                                  The Buyer shall not dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least 60 days prior to the proposed date of such disposition or destruction.

(b)                                 The Buyer shall allow the Sellers and their agents access to all Books and Records on reasonable notice and at reasonable times at the Buyer’s principal place of business or at any location where any Books and Records are stored, and the Sellers shall have the right, at their own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Buyer’s business.

(c)                                  The Buyer shall make available to the Sellers upon reasonable notice to the Sellers and at reasonable times and upon written request (A) the Buyer’s personnel to assist the Sellers in locating and obtaining any Books and Records, and (B) any of the Buyer’s personnel whose assistance or participation is reasonably required by the Sellers or any of their Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which the Sellers or any of their Affiliates are involved.  The Sellers shall reimburse the Buyer for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 5.06.

SECTION 5.07     No Negotiation; Other Transactions.

(a)           Until such time, if any, as this Purchase Agreement shall be terminated pursuant to Section 7.01, Sellers shall deal exclusively with Buyers with respect to the purchase of the Business or any portion thereof, and no Seller nor any Affiliate, agent, or other Person acting on behalf of either Seller, shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with or provide any nonpublic information to any Person (other than the Buyer) relating to a sale of the Business or any of the Acquired Assets (except such disclosures as may be required to obtain Third Party Consents).  Sellers agree that Buyer may seek to restrain or enjoin any activity of Sellers that is in violation of this Section, and that Sellers waive any defense to the application of such remedies that might otherwise be available under applicable Laws.

(b)           In the event that, after the Closing, Sellers engage in any discussions regarding the sale of assets or operations that are not part of the Business, or enter into any agreement that may result in a change in Control of Parent or the Company, but which sale or change in Control is otherwise permitted by this Section 5.07, Sellers shall assure, to the reasonable satisfaction of Buyer, that the purchaser of such assets or operations or the acquiring or surviving entity in any change of Control, (i) agrees in writing to fulfill Sellers’ obligations under this Purchase Agreement and under the Transition Services Agreement and (ii) is willing and able to fulfill such obligations, as may be required given the anticipated conveyance of assets and operations or the change in Control, as applicable.  Any failure by Sellers to provide such assurances shall constitute a forfeiture by Sellers and any such purchaser of the entire Holdback and any and all rights thereto, and Buyer shall retain the Holdback free and clear of any claims by Sellers and any such purchaser to all or any part thereof.  Prior to the 60th day after the Closing Date, Sellers shall not consummate any transaction that would result in a sale of all or substantially all of Parent’s assets on a consolidated basis or a change in Control of Parent, it being understood that consummation of an (i) unsolicited tender offer or (ii) equity financing or sales of stock by existing stockholders of Parent which do not result in the ability of any one stockholder or group of stockholders to elect a majority of the Board of Directors of Parent will not be deemed to be a change in Control of Parent for purposes of this Section 5.07(b).

SECTION 5.08     Excluded Customer Contracts.

(a)           The customers listed on Schedule 5.08 are parties to Excluded Customer Contracts with the Sellers pursuant to which such customers receive services from Sellers related to the Business, in addition to other types of services.  During the fifteen-day period immediately following the Closing, Buyer shall be entitled to contact such customers for the purpose of discussing and entering into a contract or other agreement with Buyer for purposes of providing to such customers the services of the Business.  Sellers agree to fully cooperate with Buyer in connection therewith as reasonably requested by Buyer, at Sellers’ expense.  If Buyer fails to give Sellers notification that it has or intends to enter into any such contract or other agreement with any such customer for the provision of the services of the Business within the fifteen-day period immediately following the Closing, Sellers shall terminate their agreement with, and the provision of services to, such customer within 60 days thereafter, or by such earlier time as is practicable under the applicable Excluded Customer Contract and applicable law.  To the extent Buyer does provide such notice, Sellers shall cooperate with Buyer to terminate Sellers’ agreement with respect to any such customer to provide the services of the Business, such termination to be effective as of the time Buyer reasonably requests in connection therewith.

(b)           Sellers shall, within two business days after the Closing, send notices to the customers under all Excluded Customer Contracts, other than those listed on Schedule 5.08, to terminate such Excluded Customer Contracts and related services with respect to the Business effective within 60 days or such earlier time as is practicable under each such Excluded Customer Contract and applicable law.

SECTION 5.09     Business Employees.

For six months from and after the Closing, Sellers shall give Buyer notice as promptly as practicable of its intent to terminate the employment of any of their employees involved in the Business, or of the resignation or other termination of employment with Sellers by any such employees, for the purpose of Buyer’s consideration of hiring such employees.  In connection therewith, Sellers shall provide Buyer with such information relating to such employees as reasonably requested by Buyer, subject to any confidentiality or other restrictions on disclosure imposed on Sellers as a matter of Law or contract.

SECTION 5.10     Acquired Assets and Excluded Assets.  Any asset (including all remittances and all mail and other communications) that is or otherwise relates to an Excluded Asset and that is or comes into the possession, custody or control of Buyer or any of Buyer’s Affiliates (including its or their successors in interest or assigns) must forthwith be transferred, assigned and conveyed by Buyer or such Affiliate to Sellers.  Until such transfer, assignment and conveyance, Buyer and Buyer’s Affiliates do not have any right, title or interest in such asset nor may they use the same; rather, they hold such asset in trust for the benefit of Sellers.  Any asset (including all remittances and all mail and other communications) that is or otherwise relates to an Acquired Asset and that is or comes into the possession, custody or control of Sellers or any of Seller’s Affiliates (including its or their successors in interest or assigns) must forthwith be transferred, assigned and conveyed by Sellers or such Affiliate to Buyer.  Until such transfer, assignment and conveyance, Sellers and Seller’s Affiliates do not have any right, title or interest in such asset nor may they use the same; rather, they hold such asset in trust for the benefit of Buyer.

SECTION 5.11     Certain Tax Matters.

(a)           Buyer and Sellers shall share responsibility for property Taxes with respect to the Purchased Equipment for 2004 in proportion to the number of days in the relevant period in which Buyer, on the one hand, and Sellers, on the other hand, owned the Purchased Equipment.  Sellers shall pay the full amount of such property Taxes for 2004 when or prior to the time due.  Buyer shall reimburse Sellers for Buyer’s pro rata portion of such property Taxes within thirty (30) days after receipt of an invoice for the same, along with documentation reasonably satisfactory to Buyer evidencing the full amount of such property Taxes, Buyer’s proportionate share, and Sellers’ payment of such property Taxes in full to the applicable Taxing authority; provided, however, that in no event shall Buyer’s proportionate share exceed $50,000.

(b)           Within three months after the Closing Date, Sellers shall take all necessary actions, and pay all necessary amounts, to cause the full release of the Tax lien referenced in the first sentence of Section 2.11.  If Sellers fail to do so, Buyer may take such actions and pay such amounts, and offset all Losses therefor against the Holdback pursuant to Section 8.02(h) and Section 1.07(c).

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.01     Conditions to Obligations of Each Party Under This Purchase Agreement.

The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by agreement of the Buyer and the Sellers, in whole or in part, to the extent permitted by applicable Law:

(a)           No Order.  No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby; provided, however, that each of the parties shall use its reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

(b)           No Challenge. There shall not be pending any action, proceeding or investigation by any Governmental Entity (i) challenging or seeking material damages in connection with the transactions contemplated hereby, or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

SECTION 6.02     Additional Conditions to Obligations of the Buyer.

The obligations of the Buyer to effect the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Buyer in writing, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties.  Each of the representations and warranties of the Sellers contained in this Purchase Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date of this Purchase Agreement, and as of the Closing Date as though made as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and except for (i) changes permitted or contemplated by this Purchase Agreement, or (ii) in a representation and warranty that does not expressly include a standard of materiality, any untrue or incorrect statements therein that, considered in the aggregate, do not indicate a Business Material Adverse Effect.  The Buyer shall have received a certificate of an executive officer of each of the Sellers to that effect.

(b)           Agreements and Covenants.  The Sellers shall have performed or complied with, in all material respects, all agreements and covenants required by this Purchase Agreement to be performed or complied with by them on or prior to the Closing Date.  The Buyer shall have received a certificate of an executive officer of each of the Sellers to that effect.

(c)           Approvals and Consents.  All consents, waivers, approvals and authorizations required to be obtained, including the Third Party Consents, and all filings or notices required to be made, by the Buyer or the Sellers prior to consummation of the transactions contemplated hereby shall have been obtained from and made with all required third parties and  Governmental Entities.

(d)           Consents Under Key Customer Contracts.  The Company shall have obtained Third-Party Consents with respect to the assignment to the Buyer of each of the Assumed Customer Contracts set forth in Schedule 6.02(d) (each such contract, a “Key Customer Contract”), each in form and substance reasonably acceptable to Buyer.

(e)           Conveyance of Numbers.  The appropriate Seller shall have obtained Third Party Consents and other agreements with respect to, and can during the Migration Period transfer or assign the Numbers to Buyer in accordance with the Transition Services Agreement.

(f)            Absence of a Customer MAC.  Buyer shall have confirmed, after discussions with each of the customers under Key Customer Contracts, that no Customer MAC is planned or reasonably anticipated to occur within the one-year period following Closing with respect to any Key Customer Contract.

(g)           Revenue Requirement.  The billed revenue (the “Revenue Requirement”) of the Business during the 30 days immediately prior to Closing shall be greater than $3.9 million.  In making such determination, any pricing concessions and/or reductions in purchase commitments made prior to Closing with respect to the Key Customer Contracts shall be applied as if in effect for such 30-day period.

(h)           Other Closing Deliveries.  The Sellers shall deliver to Buyer such other documents, certificates, instruments and other items that they are required to deliver at the Closing pursuant to Section 1.09 or as otherwise reasonably requested by Buyer.

SECTION 6.03     Additional Conditions to Obligations of the Sellers.

The obligations of the Sellers to effect the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Sellers in writing, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties.  Each of the representations and warranties of the Buyer contained in this Purchase Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of date of this Purchase Agreement, and as of the Closing Date as though made as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and except for (i) changes permitted or contemplated by this Purchase Agreement or (ii) in a representation and warranty that does not expressly include a standard of materiality, any untrue or incorrect statements therein that, considered in the aggregate, do not indicate a Buyer Material Adverse Effect.  The Parent shall have received a certificate of an executive officer of the Buyer to that effect.

(b)           Agreements and Covenants.  The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Purchase Agreement to be performed or complied with by it on or prior to the Closing Date.  The Sellers shall have received a certificate of an executive officer of the Buyer to that effect.

(c)           Other Closing Deliveries.  The Buyer shall deliver to Sellers such other documents, certificates, instruments and other items that it is required to deliver at the Closing pursuant to Section 1.09  or as otherwise reasonably requested by Sellers.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01     Termination.

This Purchase Agreement may be terminated at any time prior to the Closing Date by written notice by the terminating party to the other party (except if such termination is pursuant to Section 7.01(a)):

(a)           by mutual written agreement of the Buyer and the Sellers;

(b)           by either the Buyer or the Sellers, if

(i)            the transactions contemplated hereby shall not have been consummated by the close of business on May 1, 2004 (the “End Date”); provided, however, that the right to terminate this Purchase Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Purchase Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before the End Date; or

(ii)           there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Buyer or any of the Sellers from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree;

(c)           by the Buyer, if a breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Purchase Agreement shall have occurred that would cause the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

(d)           by the Sellers, if a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Purchase Agreement shall have occurred that would cause the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

SECTION 7.02     Effect of Termination.

Termination of this Purchase Agreement pursuant to Section 7.01 shall terminate all rights and obligations of the parties hereunder and none of the parties shall have any liability to the other party hereunder, except that Section 5.03 and Section 7.02 and Article IX and (to the extent necessary) Article X of this Purchase Agreement shall remain in effect, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Purchase Agreement prior to such termination.

SECTION 7.03     Amendment.

This Purchase Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 7.04     Extension; Waiver.

At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any of its rights under this Purchase Agreement or otherwise shall not constitute a waiver of such rights.  Any waiver or extension under this Purchase Agreement executed by the Parent on behalf of the Sellers shall be deemed to constitute a waiver or extension by all of the Sellers without further consent or writing by each of the Sellers individually.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

SECTION 8.01     Covenants and Agreements

The covenants and agreements contained herein (and any right to indemnification for breach thereof) shall survive the Closing until the expiration of the applicable statute of limitations, and shall thereupon expire together with any right to indemnification for breach thereof, except to the extent an Indemnification Notice shall have been given prior to such date in accordance with Section 8.02.

SECTION 8.02     Indemnification

(a)           Indemnification.  If the Closing shall occur, (i) the Sellers hereby agree to indemnify and hold harmless the Buyer from and against any and all Losses which are incurred or suffered by the Buyer by reason of a Buyer Indemnification Event and (ii) the Buyer hereby agrees to indemnify the Sellers from and against any and all Losses which are incurred or suffered by the Sellers or any of them by reason of a Seller Indemnification Event.  Notwithstanding the foregoing,  (x) with respect to breaches of Sellers’ representations and warranties contained in Section 2.05, Section 2.10, Section 2.12, Section 2.13, Section 2.16, Section 2.17 and Section 2.18 (the “Business Representations”) Sellers shall not have liability for indemnification under this Article VIII until the total of all Buyer’s Losses, incurred with respect to a Buyer Indemnification Event, exceeds $300,000, and then only for the amount by which such Buyer’s Losses or Sellers’ Losses exceed $300,000, and (y) the aggregate liability of Sellers and Buyer, respectively, for indemnification under this Article VIII for breaches of representations and warranties shall in no event exceed the amount of the Purchase Price actually paid by Buyer to Sellers; provided, however, that the limitations contained in the foregoing clauses (x) and (y) shall not apply and shall not relieve Sellers or Buyer of any liability in the case of fraud or intentional breach or misrepresentation in this Purchase Agreement on the part of Sellers or Buyer, respectively.

(b)           Definitions.  “Buyer Indemnification Event” is (i) any breach or inaccuracy of any representation or warranty made by the Sellers in this Purchase Agreement or in any Seller Ancillary Agreement, (ii) any breach of any covenant or agreement made by the Sellers in this Purchase Agreement or in any Seller Ancillary Agreement, including, without limitation, failure by Sellers to satisfy any and all Excluded Liabilities and any Losses of Buyer relating to Sellers’ failure to satisfy any and all Excluded Liabilities when due or otherwise, (iii) any claim or allegation brought by any stockholder of Parent in connection with, relating to, or involving the transactions contemplated by this Purchase Agreement, or (iv) any and all claims, allegations or Losses incurred or suffered by Buyer relating to any collocation agreement to which either of the Sellers or their Affiliates is party with iPass Inc., and any licenses thereunder.  “Seller Indemnification Event” is (i) any breach or inaccuracy of any representation or warranty made by the Buyer in this Purchase Agreement or (ii) any breach of any covenant or agreement made by the Buyer in this Purchase Agreement or any Seller Ancillary Agreement.  “Indemnification Event” is either a Buyer Indemnification Event or a Seller Indemnification Event as the context may require.  “Indemnification Notice” is a written notice delivered to the Sellers by the Buyer, or to the Buyer by the Sellers, which notice states the Buyer or the Sellers, as applicable, demands indemnification under this Section 8.02 with respect to Losses arising from a therein-specified Indemnification Event.  “Losses” are any and all losses, damages, liabilities, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) sustained, suffered or incurred by the party seeking indemnification on account of any Indemnification Event; provided, however, that in no event shall “Losses” include consequential, incidental, special, punitive or similar damages, including, without limitation, loss of profits, goodwill or capital, or downtime expenses..

(c)           Survival.  On the Expiration Date, the Business Representations and the representations and warranties contained in Section 2.09 and Section 2.14 shall expire, together with any right to indemnification for breach thereof, except to the extent an Indemnification Notice shall have been given prior to such date in accordance with this Section 8.02.  The “Expiration Date” shall be fifteen (15) months from the Closing Date for any Business Representations and the representations and warranties contained in Section 2.14, and with respect to the representations and warranties made by the Sellers in Section 2.09 (Taxes), the Expiration Date shall be one month after the expiration of the applicable statute of limitations.  Each other representation, warranty, covenant and agreement made in this Purchase Agreement shall survive the Closing in perpetuity.

(d)           Procedure.

(i)            In the event that a party shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer a Loss) in respect of which indemnification may be sought by such party (an “Indemnified Party”) pursuant to the provisions of this Section 8.02 from any other party or parties (each, an “Indemnifying Party”), the Indemnified Party shall submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim.  In the case of Losses arising by reason of any third party claim, the Indemnification Notice shall be given within 30 days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party except to the extent that the Indemnifying Party is prejudiced thereby.

(ii)           The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation in the Indemnified Party’s possession (x) that is not privileged and is reasonably necessary and (y) that is critical (whether or not privileged) to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, Records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(iii)          In the case of third party claims with respect to which an Indemnification Notice is given, the Indemnifying Party shall have the option (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim and (z) to employ counsel of the Indemnifying Party’s choosing to contest any such claim in the name of the Indemnified Party or otherwise; provided that unless a settlement of a claim contains an unconditional release of the Indemnified Party, no settlement shall be effected without the advance written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In any event, the Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim, and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnifying Party if representation of both parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct.  The Indemnifying Party shall, within 30 days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim.  Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any such claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim.  If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within 30 days after receipt of the Indemnification Notice of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim.  The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnified Party which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of such claim and, if applicable, only to the extent required by this Section 8.02.  Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.

(e)           No Limitation on Right to Contest.  Nothing in this Section 8.02 shall be construed as a limitation on the Indemnifying Party’s right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Section 8.02 with respect to a particular claim.

(f)            Sole Remedy.  From and after the Closing, the indemnification provided for in this Section 8.02 shall be the sole and exclusive monetary remedy, whether in contract, tort or otherwise, for any inaccuracy or breach of any representation or warranty or any breach of any covenant or agreement set forth in this Purchase Agreement.

(g)           Subrogation.  Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 8.02, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim.

(h)           Offset.  In the event of a breach by an Indemnifying Party giving rise to a claim for indemnification by the Indemnified Party hereunder, the Indemnified Party shall have the right to withhold, recoup or offset such amounts from payments due from it to the Indemnifying Party under Section 1.07(c) or the Transition Services Agreement.  Notwithstanding the foregoing, any amount offset by Buyer pursuant to this Section 8.02(h) or Section 1.07(c) which is later determined not to be due and payable by Sellers to Buyer shall, within five business days after such determination, be paid over to Sellers, and such payment shall include interest on such amount from the date such amount would have otherwise been required to have been paid in accordance with Section 1.07(c) but for such offset until the date repaid to Sellers, calculated at the actual annual rate of interest, as such rate may adjust from time to time, actually received by Buyer on such amount.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01     Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses:

(a)           If to the Buyer:

Level 3 Communications, LLC

1025 Eldorado Blvd.

Broomfield, CO  80021

Attention:  General Counsel

(b)           If to the Sellers:

ICG Communications, Inc.

161 Inverness Drive West

Englewood, CO 80112

Attention:  General Counsel

SECTION 9.02     Headings.

The headings contained in this Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Purchase Agreement.

SECTION 9.03     Severability.

If any term or other provision of this Purchase Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Purchase Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.04     Entire Agreement.

This Purchase Agreement (together with the Exhibits, the Business Disclosure Schedule, and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and, except as expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.  The disclosure of any matter in the Business Disclosure Schedule shall not be deemed to be a disclosure for any purposes of this Purchase Agreement except for the representation or warranty to which such disclosure expressly relates or references.  Any such disclosure shall expressly not be deemed to constitute an admission by the Sellers or otherwise to imply that any such matter is material for the purposes of this Purchase Agreement.

SECTION 9.05     Assignment.

This Purchase Agreement shall not be assigned, transferred or otherwise conveyed by operation of Law, in connection with a sale or lease of assets, merger, change in Control (regardless, of whether or not a Seller is the “surviving corporation” as a matter of law, in connection with any merger or change in Control), or otherwise without the prior written consent of the other parties, which may be withheld in any party’s sole discretion.  Notwithstanding the generality of the foregoing, Buyer may assign this Purchase Agreement in whole or in part (including the right to acquire any or all of the Acquired Assets) to any Affiliate of Buyer; provided such assignment shall not relieve Buyer of its duties and obligations to Sellers hereunder, and Sellers may assign this Purchase Agreement and the Transition Services Agreement after the Closing, in whole but not in part, pursuant to and in compliance with Section 5.07(b), provided such assignment shall not relieve Sellers of their duties and obligations to Buyer hereunder.

SECTION 9.06     Parties in Interest.

This Purchase Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party and their respective successors and assigns hereto, and nothing in this Purchase Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Purchase Agreement.

SECTION 9.07     Mutual Drafting.

Each party hereto has participated in the drafting of this Purchase Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

SECTION 9.08     Expenses.

All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated.

SECTION 9.09     Governing Law.

This Purchase Agreement shall be governed by, and construed in accordance with, the Laws of the State of Colorado applicable to agreements made and to be performed wholly within such jurisdiction.  Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Colorado and of the United States of America, in each case located in the County of Denver, for any litigation arising out of or relating to this Purchase Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Purchase Agreement shall be effective service of process for any litigation brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Purchase Agreement or the transactions contemplated hereby in the courts of the State of Colorado or the United States of America, in each case, located in the County of Denver, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

SECTION 9.10     Counterparts.

This Purchase Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement may be transmitted and executed by facsimile, or electronically in a .pdf file format, and such facsimile or electronically transmitted signatures shall constitute original signatures for all applicable purposes.

SECTION 9.11     Confidentiality.

All information delivered to or obtained by or on behalf of any party to this Purchase Agreement shall be held pursuant to the Confidentiality Agreement.

SECTION 9.12     Bulk Sales.

The Buyer (on its own behalf and on behalf of its Affiliates and the successors and assigns of any of the foregoing) hereby waives compliance with any bulk sales or other similar Laws in any applicable jurisdiction in respect of the transactions contemplated hereby.

SECTION 9.13     Assistance in Proceedings.

Each party hereto shall reasonably cooperate with the other parties hereto and their counsel in the contest or defense of, and make available its personnel and provide access to such party’s Books and Records in connection with any proceeding involving or relating to (a) any transaction contemplated by this Purchase Agreement or (b) any action, activity, incident, occurrence or transaction on or before the Closing Date involving the Business.

SECTION 9.14     Further Assurances.

The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Purchase Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the transactions contemplated by this Purchase Agreement.

ARTICLE X
DEFINITIONS

For purposes of this Purchase Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

“Accounts Payable” means any unpaid Liability to any vendor, supplier or provider of goods or services to the Business for any goods provided or services rendered, regardless of whether invoiced or billed.

“Acquired Assets” is defined in  Section 1.01.

“Adjusted Purchase Price” is defined in Section 1.07(a).

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Assumed Customer Contracts” is defined in Section 1.01(a).

“Assumed Liabilities” is defined in Section 1.03.

“Books and Records” is defined in Section 1.01(e).

“Business” means the dial-up ISP business whereby the Company provides dial-up Internet access to Internet service providers and their customers, excluding the Company’s direct Internet access and primary rate interface businesses.

“Business Contracts” is defined in Section 2.14(a).

“Business Disclosure Schedule” is defined in Article II.

“Business Intellectual Property” is defined in Section 2.05.

“Business Licenses” is defined in Section 2.03(a).

“Business Material Adverse Effect” means any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or is reasonably expected to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of the Business, taken as a whole, other than (i) adverse effects caused by changes in the economy generally or in securities markets generally or in the Business’ industry in general and not specifically relating to the Business; or (ii) the loss of personnel or similar occurrences which are the direct and proximate result of the announcement of this Purchase Agreement and the transactions contemplated hereby.

“Business Representations” is defined in Section 3.01(a)

“Business Tax Returns” means all Tax Returns required to be filed by the Sellers with respect to the Business or the Acquired Assets (without regard to extensions of time permitted by law or otherwise).

“Buyer” is defined in the Preamble to this Purchase Agreement.

“Buyer Ancillary Agreements” is defined in Section 3.01(a).

“Buyer Contract” is defined in Section 3.02.

“Buyer Indemnification Event” is defined in Section 8.02(b).

“Buyer Material Adverse Effect” means any event, change or effect that, individually or when taken together with all other such events, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of the Buyer and its Subsidiaries, taken as a whole, other than adverse effects caused by changes in the economy generally or in securities markets generally or in the Buyer’s industry in general and not specifically relating to the Buyer.

“Buyer’s Receivables” is defined in Section 1.05(a).

“Closing” is defined in Section 1.09(a).

“Closing Date” is defined in Section 1.09(a).

“Closing Period” is the period between the date of this Purchase Agreement and the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble to this Purchase Agreement.

“Confidentiality Agreement” means the Non-Disclosure Agreement dated as of the Closing Date between Sellers and Buyer.

“Control” (including the terms “Controlled by” and “under common Control with”) means, as used with respect to any Person, possession, directly or indirectly or as a trustee or executor, of power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by agreement or otherwise).

“Current Liabilities” are the current liabilities respecting the Business identified in the Most Recent Financial Statements, which liabilities may include but are not necessarily limited to Accounts Payable, current maturities of long-term debt, advanced billings and deferred revenue, customer deposits and other accrued liabilities.

“Customer Contract” means any legally binding agreement, contract, lease, license, or other obligation (whether written or oral and whether express or implied) pursuant to which either Seller or any of their respective Affiliates is obligated to provide services or products relating to the Business to a customer, including, without limitation, all service agreements and contracts and all amendments, attachments, addenda, schedules, exhibits, service level agreements, waivers and modifications relating thereto.

“Customer MAC” is a statement, intention or action made or reasonably anticipated in which a customer under a Key Customer Contract reduces or intends to reduce the volume of its purchases or requests or intends to request pricing changes, which (if it had been implemented in the 30-day period prior to Closing) would have caused a failure to satisfy the Revenue Requirement.

“Effective Date” has the meaning given to such term in the Transition Services Agreement.

“Encumbrance” means any lien, pledge, servitude, charge, claim, security interest, option, mortgage, right of way, easement, encroachment, equitable interest, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” is defined in Section 7.01(b)(i).

“Environmental, Health and Safety Liabilities” means any and all Liabilities arising under or relating to any federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

“Excluded Assets” is defined in Section 1.02.

“Excluded Customer Contracts” is defined in Section 1.02(c).

“Excluded Liabilities” is defined in Section 1.04(a).

“Excluded Numbers” is defined as all telephone numbers of Sellers other than the Numbers.

“Expiration Date” is defined in Section 8.02(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” (including the term “Governmental”) means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

“Holdback” is defined in Section 1.07(b).

“Income Tax” means all federal, state, local and foreign income Taxes and franchise Taxes which are based on net income, and any interest or penalties thereon.

“Indemnification Event” is defined in Section 8.02(b).

“Indemnification Notice” is defined in Section 8.02(b).

“Indemnified Party” is defined in Section 8.02(d)(i).

“Indemnifying Party” is defined in Section 8.02(d)(i).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world.

“IRS” means the United States Internal Revenue Service and its successors.

“Key Customer Contract” is defined in Section 6.02(d).

“Knowledge” will be deemed to be present with respect to the Sellers when the matter in question is actually known by any of Jeffrey R. Pearl, Richard L. Fish, Jr., Michael D. Kallet, Bernard L. Zuroff, and Brian Timmons, after reasonable inquiry and investigation by such persons.

“Law” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person or to the businesses and assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License” means any franchise, grant, registration, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

“LNP” is defined in Section 1.01(b).

“Losses” are defined in Section 8.02(b).

“Migration Period” is the period between the Closing and the date that the Transition Services Agreement is terminated in accordance with its terms.

“Most Recent Financial Statements” is defined in Section 2.04(a).

“Net Adjustment” is defined in Section 1.07(a).

“Non-Competition Agreement” is defined in Section 1.09(c).

“Numbers” are the telephone numbers used to provide services pursuant to the Assumed Customer Contracts listed on Schedule 1.01(b).

“Ordinary Course of Business” means ordinary course of business, consistent with past practices in all material respects.

“Parent” is defined in the Preamble to this Purchase Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or other entity, or a Governmental Entity.

“Proration Time” is defined in Section 1.05(a).

“Purchase Agreement” is defined in the Preamble to this Purchase Agreement.

“Purchase Price” is defined in Section 1.07(a).

“Purchased Equipment” is defined in Section 1.01(c).

“Receivables” is defined in Section 1.01(d).

“Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Party Transaction” is defined in Section 2.18.

“Retained Number” has the meaning given to such term in the Transition Services Agreement.

“Revenue Requirement” is defined in Section 6.02(g).

“Sellers” is defined in the Preamble to this Purchase Agreement.

“Seller Ancillary Agreements” is defined in Section 2.01(a).

“Seller Indemnification Event” is defined in Section 8.02(b).

“Seller’s Receivable” is defined in Section 1.05(a).

“Subsidiary” means a corporation, partnership, joint venture or other entity of which the Buyer owns, directly or indirectly, at least 50% of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise Control of such entity.

“Taxes” (including the terms “Tax” and “Taxing”) means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes and taxes required to be collected from customers), all universal service fees and similar regulatory fees, whether assessed on access lines, revenues or other measures, arising from sales of telecommunications facilities and services (including, without limitation, Telecommunications Relay Services surcharges and 911 surcharges), and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Tax Return” means any federal, state, local, foreign and other applicable return, declaration, report and information statement with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency.

“Third Party Consent” is defined in Section 1.06.

“Transition Services Agreement” is defined in Section 1.09(c).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer, the Parent and the Company have each caused this Purchase Agreement to be executed and delivered as of the date first written above.

ICG COMMUNICATIONS, INC.

By:
Name:
Title:

ICG TELECOM GROUP, INC.

By:
Name:
Title:

LEVEL 3 COMMUNICATIONS, LLC

By:
Name: Robert M. Yates
Title: Senior Vice President and Assistant
General Counsel

Signature Page to
Asset Purchase Agreement